Free Writing Prospectus
Filed Pursuant to Rule 433
Dated November 5, 2019
Registration Statement Nos. 333-228027 and 333-228027-04

**PX/DEETS** TOYOTA (TAOT) 2019-D Prime Auto Loan
BOOKRUNNERS: Barclays (str), RBC, SMBC
CO-MANAGERS: ANZ, BMO, CIBC
Total Offered**
CLS	$AMT(MM)	$AMT(MM)	WAL	E.Fnl	L.Fnl	Mdy/S&P	BNCH	LNCH	YIELD	CPN	PX
A1	435.000	413.250	0.25	5/20	1/21	Aaa/AAA	IntL	-4	1.8535%	1.85350%	100
A2	623.700	592.515	1.03	6/21	7/22	Aaa/AAA	EDSF	+18	1.935%	1.92%	99.99261
A3	514.500	488.775	2.25	12/22	1/24	Aaa/AAA	IntS	+27	1.931%	1.92%	99.99278
A4	133.000	126.350	3.41	7/23	2/25	Aaa/AAA	IntS	+37	2.005%	1.99%	99.97801
B	43.800	n/a	3.67

Expected Settle:	11/13/19	Registration:	SEC-Reg
First Pay Date:	12/16/19	ERISA Eligible:	Yes
Expected Ratings:	Moody's, S&P	Min Denoms:	$1k x $1k
Ticker:	TAOT 2019-D	Bill & Deliver:	Barclays
Expected Pricing:	PRICED	Pricing Speed:	1.3% ABS 5% CALL

-Available Materials-
* Preliminary Prospectus and Ratings FWP:	Attached
* IntexNet: bcgtaot_2019-d	Passcode: 29BY

CUSIPs:
A-1	89233MAA1
A-2	89233MAB9
A-3	89233MAD5
A-4	89233MAE3
B	89233MAF0

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THAT THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC. BY CALLING 1-888-603-5847.